Exhibit 99.1

Calavo Growers, Inc. Announces Fourth Quarter and Fiscal 2020 Financial Results

SANTA PAULA, Calif., December 21, 2020—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today reported its financial results for the fourth quarter and fiscal year ended October 31, 2020.

Fourth Quarter Highlights

●	Total revenue of $234.4 million, a 20% decrease year over year, reflecting 3% growth in avocado volume offset by 22% lower avocado prices and lower revenue in the Renaissance Food Group (“RFG”) and Foods segments.
●	Gross profit of $21.2 million, or 9.0% of revenue, compared to $24.6 million, or 8.4% of revenue, for the comparable period last year. The increase in gross profit margin percentage was attributable to improvements in the RFG and Foods segments.
●	Net income of $6.2 million, or $0.35 per diluted share, compared to $5.2 million, or $0.30 per diluted share. Adjusted net income was $6.0 million, or $0.34 per diluted share.
●	Adjusted EBITDA of $13.4 million, compared to $14.8 million for the same period last year. The year-over-year decline in adjusted EBITDA was primarily due to $2.5 million of non-recurring charges related to various legacy items mostly in the international operations of the Company’s Fresh segment.
●	On December 4, 2020, Calavo paid an annual cash dividend on its common stock of $1.15 per share, a 4.5% increase over the prior year’s annual dividend.

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

Fiscal Year 2020 Highlights

●	Total revenue of $1.1 billion, an 11% decrease year-over-year.
●	Gross profit of $89.9 million, or 8.5% of revenue, compared to $128.1 million, or 10.7% of revenue, for fiscal year 2019.
●	Net loss of $13.6 million, or $(0.78) per diluted share. Adjusted net income was $27.6 million, or $1.57 per diluted share.
●	Adjusted EBITDA of $54.4 million, compared to $87.3 million for fiscal year 2019.
●	Maintained supply chain and business continuity despite the impact of the prolonged COVID-19 pandemic.

Calavo Growers, Inc.

Management Commentary

“Avocado volumes increased due to rising popularity in the U.S. and abroad,” said James E. Gibson, CEO of Calavo Growers. “Our fourth quarter results reflect a continuation of trends from the third quarter. With strong crops out of both Mexico and California, supply in the fourth quarter was plentiful, lowering the average selling price by 22% versus the year-ago quarter, when supply was very constrained. Many foodservice outlets remained unavailable to absorb the crop size and quality dispersion, which has historically helped to maintain margins. As a result, revenue and gross margin declined year-over-year.

“Our RFG segment continued to be impacted by the closure of our co-packing partner in the Midwest in April 2020. When excluding the impact of this closure, sales in our RFG segment rose 3% year-over-year, overcoming the impact from the pandemic. Our RFG segment has also continued to see margin improvement as we achieve greater efficiencies in facilities we operate. Our Foods segment continued to be adversely affected by lower foodservice demand resulting from the pandemic, offset slightly by favorable input commodity prices.

“As many businesses experienced, fiscal 2020 presented unprecedented challenges and our team faced them with resilience and resolve. We continue to move forward implementing strategic initiatives designed to improve our long-term growth prospects. We are capitalizing on the immediate opportunities to increase operating leverage and tap into synergies across our entire organization. We are thankful to our many stakeholders, from our employees to the many communities we serve, and of course our shareholders. To that end we were pleased to raise our annual dividend for the ninth consecutive year,” said Gibson.

Fourth Quarter 2020 Consolidated Financial Review

Total revenue for the fourth quarter of 2020 was $234.4 million compared to $292.2 million for the fourth quarter of 2019, representing a 20% decrease. While avocado volumes were higher, increasing 3% over the prior year period, total revenue was impacted by the lower average selling price of avocados in the Company’s Fresh segment, reflecting increased supply from Mexico and California, and lower sales volumes in the RFG and Foods segments as a result of the closure of RFG’s Midwest co-packing partner in April 2020 and the prolonged COVID-19 pandemic.

Gross profit for the fourth quarter was $21.2 million, or 9.0% of revenue, compared to $24.6 million, or 8.4% of revenue, for the same period last year. The increase in gross profit margin percentage was attributable to improvements in the RFG and Foods business segments, partially offset by lower gross profit margin percentage in the Fresh segment.

Selling, general and administrative (SG&A) expense for the fourth quarter totaled $13.7 million, or 5.9% of revenue, compared to $14.9 million, or 5.1% of revenue, for the same period last year. The decline in SG&A expense was primarily due to a decrease in performance-based

Calavo Growers, Inc.

compensation, lower marketing and travel expenses due to COVID-19, and a reduction in headcount implemented at the end of the second quarter of 2020.

Net income for the fourth quarter of 2020 was $6.2 million, or $0.35 per diluted share. This compares to net income of $5.2 million, or $0.30 per diluted share, for the same period last year.

Adjusted net income, which is a non-GAAP measure that excludes certain items such as equity in results from unconsolidated subsidiaries and unrealized gains/losses on Limoneira shares, was $6.0 million, or $0.34 per diluted share, for the fourth quarter of 2020, compared to adjusted net income of $7.9 million, or $0.45 per diluted share, for the same period last year.

Adjusted EBITDA, which is a non-GAAP financial measure, was $13.4 million for the fourth quarter of 2020, compared to $14.8 million for the same period last year. The year-over-year decline in adjusted EBITDA was primarily due to $2.5 million of non-recurring charges related to various legacy items mostly in the international operations of the Company’s Fresh segment.

Balance Sheet and Liquidity

Cash and cash equivalents totaled $4.1 million as of October 31, 2020. Total liquidity at quarter end was approximately $137 million, including cash, investments, and borrowings available under its line of credit.

The Company ended the quarter with $27.6 million of total debt, which included $20.5 million in short-term borrowings and $7.1 million of long-term obligations and finance leases.

Fourth Quarter Business Segment Performance

Fresh

Fourth quarter 2020 sales in Calavo’s Fresh business segment decreased 18% to $118.9 million from $144.5 million in the same period last year. Avocado imports from Mexico combined with a strong harvest in California drove the average selling price of avocados down 22% from the same period last year. Lower selling prices were offset by increased sales volume, which improved 3% from the year ago period. Fresh segment gross profit for the fourth quarter of 2020 was $8.8 million, or 7.4% of segment sales, compared to $12.5 million, or 8.7% of segment sales, for the same period last year. The decline in gross profit was due to the decrease in the average selling price of avocados.

Renaissance Food Group (RFG)

RFG business segment sales in the fourth quarter 2020 were $99.3 million, down 21% from $125.5 million in the same period last year. The decline in sales was principally due to the closure of the Company’s Midwest co-packing partner in April 2020, partially offset by increased sales in the Company’s existing production facilities. When excluding the impact of the closure, sales in the RFG segment rose 3% year-over-year. Segment gross profit reached $7.7 million, or 7.8% of segment sales, compared to $7.3 million, or 5.8% of segment sales in

Calavo Growers, Inc.

the same period last year. This margin improvement was primarily due to continued increases in manufacturing efficiencies at company-operated facilities.

Foods

Sales in the Foods business segment totaled $17.9 million in the fourth quarter, down 25% from $23.8 million in the same period last year due to lower demand from foodservice customers during the prolonged pandemic. Segment gross profit was $4.6 million, or 25.7% of sales, compared to $4.9 million, or 20.4% of sales, in the same period last year. The year-over-year increase in gross profit was primarily due to a decrease in avocado costs.

Outlook

Due to the impact of the pandemic, Calavo previously suspended its practice of providing annual guidance. The Company is providing the following expectations solely for the first fiscal quarter of 2021:

●	Revenue in a range of $215 million to $225 million; and
●	Adjusted EBITDA in a range of $7 million to $10 million.

The Company is not able to provide a reconciliation of expected adjusted EBITDA to the most directly comparable expected GAAP measure due to the unknown effect, timing and potential significance of the effects of non-cash income and losses associated with unconsolidated entities, among others. These items have in the past, and may in the future, significantly affect GAAP results in a particular period.

“As we enter 2021, we expect more of the same across our three segments. For Fresh, the Mexican crop is expected to be larger than it was in 2020, which will continue to pressure selling prices. We expect foodservice outlets will remain unavailable to take sizes and quality of avocados that are not desired by our retail customers until the latter half of 2021. Our RFG segment will be impacted by the Midwest closure comparatively through April 2021, and Foods will still be dependent on recovery of the foodservice category.

“Regardless of these near-term trends, we expect to emerge from the pandemic a stronger organization from top to bottom. We believe that the steps we are taking today will not only create value in the near term but will also strengthen our foundation to accelerate growth in the years ahead,” concluded Gibson.

Non-GAAP Financial Measures

This press release includes non-GAAP measures such as EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

Calavo Growers, Inc.

EBITDA is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income taxes (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring and certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based and by which, in addition to other factors, the Company’s senior management is compensated. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Adjusted net income is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring and certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted net income and the related measure of adjusted diluted EPS exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) attributable to Calavo Growers, Inc.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. One-time items are identified in the notes to the reconciliations in the financial tables that accompany this release.

Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

Calavo Growers, Inc.

Conference Call and Webcast

Calavo will host a conference call on Monday, December 21, 2020 at 5:00 pm ET/2:00 pm PT to discuss its financial results for the fourth quarter ended October 31, 2020. The conference call may be accessed by dialing 877-407-3982 (Domestic) or 201-493-6780 (International) with conference ID: 13713975. A live audio webcast of the call will also be available on the Investor Relations section of Calavo’s website at http://ir.calavo.com and will be archived for replay.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as "anticipates," "estimates," "expects," "projects," "intends," "plans" and "believes," among others, generally identify forward-looking statements.

Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the impact of the COVID-19 pandemic on our business, results of operations, and financial condition, including, but not limited to, disruptions in the manufacturing of our products and the operations of the related supply chains supporting our ability to deliver our products to consumers, impacts on our employees and uncertainty regarding our ability to implement health and safety measures for our employees, uncertainties regarding consumer demand for our products in light of COVID-19, impact on our food service customers, increased costs that we must incur as a result of COVID-19, the impact of governmental trade restrictions imposed as a result of COVID-19 and the possible adverse impact of COVID-19 on our goodwill and other intangible assets; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to

Calavo Growers, Inc.

our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel and the ability of our new management team to work together successfully; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities, including FreshRealm; volatility in the value of our common stock; the impact of macroeconomic trends and events; and the resolution of pending investigations, legal claims and tax disputes.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Financial Profiles, Inc.

Lisa Mueller, Senior Vice President

310-622-8231

calavo@finprofiles.com

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	October 31,	October 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$4,055	$7,973
Accounts receivable, net of allowances of $3,498 (2020) and $3,366 (2019)	63,668	63,423
Inventories, net	41,787	36,889
Prepaid expenses and other current assets	10,733	9,027
Advances to suppliers	5,061	7,338
Income taxes receivable	10,591	2,865
Total current assets	135,895	127,515
Property, plant, and equipment, net	130,270	132,098
Operating lease right-of-use assets	60,262	—
Investment in Limoneira Company	23,197	31,734
Investment in unconsolidated entities	6,065	10,722
Deferred income taxes	2,486	3,447
Goodwill	28,568	18,262
Notes receivable from FreshRealm	—	35,241
Intangibles, net	10,323	435
Other assets	32,558	30,906
	$429,624	$390,360
Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$11,346	$13,463
Trade accounts payable	9,384	17,421
Accrued expenses	36,922	39,629
Short-term borrowings	20,550	—
Dividend payable	20,343	19,354
Current portion of operating leases	6,443	—
Current portion of long-term obligations and finance leases	1,343	762
Total current liabilities	106,331	90,629
Long-term liabilities:
Long-term operating leases, less current portion	58,273	—
Long-term obligations and finance leases, less current portion	5,716	5,412
Deferred rent	—	3,681
Other long-term liabilities	3,302	4,769
Total long-term liabilities	67,291	13,862
Commitments and contingencies
Total shareholders’ equity	256,002	285,869
	$429,624	$390,360

Note: Beginning on November 1, 2019 we adopted ASU 842, Leases. Under this new standard both finance leases and operating leases result in the lessee recognizing a right of use asset and a corresponding lease liability on the balance sheet. Previously, operating leases were expensed through the income statement and did not require recognition of a right-of-use asset or corresponding liability on the balance sheet.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Year ended
	October 31,		October 31,
	2020	2019	2020	2019

Net sales	$234,430	$292,175	$1,059,371	$1,195,777
Cost of sales	213,250	267,542	969,473	1,067,695
Gross profit	21,180	24,633	89,898	128,082
Selling, general and administrative	13,726	14,885	57,952	59,113
Gain on sale of Temecula packinghouse	54	75	216	2,077
Operating income	7,508	9,823	32,162	71,046
Interest expense	(145)	(101)	(877)	(948)
Other income, net	301	842	2,551	3,174
Loss on reserve for FreshRealm note receivable and impairment of investment	(130)	—	(37,322)	—
Unrealized and realized net gain (loss) on Limoneira shares	588	(1,460)	(8,537)	(9,722)
Income (loss) before benefit (provision) for income taxes and loss (income) from unconsolidated entities	8,122	9,104	(12,023)	63,550
Income taxes benefit (provision)	(2,248)	(1,789)	4,292	(12,882)
Net (loss) income from unconsolidated entities	265	(2,138)	(6,110)	(14,082)
Net income (loss)	6,139	5,177	(13,841)	36,586
Less: Net loss (income) attributable to noncontrolling interest	88	34	216	60
Net income (loss) attributable to Calavo Growers, Inc.	$6,227	$5,211	$(13,625)	$36,646

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$0.35	$0.30	$(0.78)	$2.09
Diluted	$0.35	$0.30	$(0.78)	$2.08

Number of shares used in per share computation:
Basic	17,586	17,525	17,564	17,519
Diluted	17,666	17,604	17,564	17,593

Calavo Growers, Inc.

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh			Interco.
	products	RFG	Calavo Foods	Elimins.	Total

Three months ended October 31, 2020
Net sales	$118,855	$99,337	$17,916	$(1,678)	$234,430
Cost of sales	110,013	91,611	13,304	(1,678)	213,250
Gross profit	$8,842	$7,726	$4,612	$—	$21,180

Three months ended October 31, 2019
Net sales	$144,494	$125,499	$23,822	$(1,640)	$292,175
Cost of sales	131,976	118,246	18,960	(1,640)	267,542
Gross profit	$12,518	$7,253	$4,862	$—	$24,633

Year ended October 31, 2020
Net sales	$585,052	$404,723	$75,220	$(5,624)	$1,059,371
Cost of sales	537,489	383,331	54,277	(5,624)	969,473
Gross profit	$47,563	$21,392	$20,943	$—	$89,898

Year ended October 31, 2019
Net sales	$621,183	$486,063	$94,734	$(6,203)	$1,195,777
Cost of sales	534,600	465,563	73,735	(6,203)	1,067,695
Gross profit	$86,583	$20,500	$20,999	$—	$128,082

For the three months ended October 31, 2020 and 2019, intercompany sales and cost of sales of $0.6 million and $0.3 million between Fresh products and RFG were eliminated. For the year ended October 31, 2020 and 2019, intercompany sales and cost of sales of $1.7 million and $1.8 million between Fresh products and RFG were eliminated. For the three months ended October 31, 2020 and 2019, intercompany sales and cost of sales of $1.1 million and $1.3 million between Calavo Foods and RFG were eliminated. For the year ended October 31, 2020 and 2019, intercompany sales and cost of sales of $4.0 million and $4.0 million between Calavo Foods and RFG were eliminated.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)

(in thousands, except per share amounts)

The following table presents adjusted net income and adjusted diluted EPS, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., and Diluted EPS, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended		Year ended
	October 31,		October 31,
	2020	2019	2020	2019

Net income (loss) attributable to Calavo Growers, Inc.	$6,227	$5,211	$(13,625)	$36,646
Non-GAAP adjustments:
Non-cash net losses (income) recognized from unconsolidated entities (a)	(265)	2,138	6,110	14,082
Loss on reserve for FreshRealm note receivable and impairment of investment (b)	130	—	37,322	—
Gain on sale-Temecula packinghouse, net of sales commission (c)	—	—	—	(1,572)
Management transition expenses (d)	—	—	1,119	—
Professional expenses related to FreshRealm (e)	255	—	255	—
Acquisition costs - SFFI, Inc. (f)	—	—	510	—
RFG Rent expense add back (g)	108	—	108	—
Net loss (gain) on Limoneira shares (h)	(588)	1,460	8,537	9,722
Tax impact of adjustments (i)	96	(955)	(12,773)	(5,803)
Adjusted net income attributed to Calavo Growers, Inc.	$5,963	$7,854	$27,563	$53,075

Calavo Growers, Inc.’s net income (loss) per share:
Diluted EPS (GAAP)	$0.35	$0.30	$(0.78)	$2.08
Adjusted Diluted EPS	$0.34	$0.45	$1.57	$3.02

Number of shares used in per share computation:
Diluted	17,666	17,604	17,564	17,593

(a)	For the three months ended October 31, 2019, FreshRealm incurred losses totaling $5.6 million, of which we recorded $2.3 million of non-cash losses during our fourth fiscal quarter of 2019. For the year ended October 31, 2020 and 2019, FreshRealm incurred losses totaling $24.1 million and $30.6 million, of which we recorded $7.2 million and $14.1 million of non-cash losses during the year ended October 31, 2020 and 2019. For the three months ended October 31, 2020 and 2019, we recorded income from Agricola Don Memo totaling $0.3 million and $0.1 million. For the year ended October 31, 2020 and 2019, we recorded income from Agricola Don Memo totaling $1.1 million and $0.1 million.
(b)	During the third quarter of fiscal 2020, the results of operations of FreshRealm deteriorated significantly from our expectations of three months earlier, with declining sales and continuing losses. FreshRealm will likely require additional capital in order to continue as a going concern. We do not plan to invest or loan any additional capital to

Calavo Growers, Inc.

FreshRealm. Therefore, we have recorded an impairment of 100% of our equity investment of $2.8 million, and we have recorded a reserve for collectability of 100% of our note receivable of $34.2 million (which includes accrued interest of $4.1 million), and $0.3 million in trade accounts receivable as of October 31, 2020, which resulted in a loss of $37.3 million.

(c)	During the second quarter of fiscal 2019, we sold our Temecula, Calif., packinghouse for $7.1 million in cash and, concurrently, leased back a portion of the facility representing approximately one-third of the total square footage. This generated a gain of $6.4 million. Since our leaseback of the building is classified as a capital lease and covers substantially all of the leased property, the gain recognized currently is the amount of the gain in excess of the recorded amount of the leased asset. As a result, we recognized a gain of approximately $1.6 million ($1.9 million, net of transaction costs (primarily sales commissions) totaling $0.3 million) in the second quarter of fiscal 2019 and recorded a deferred gain of $4.5 million, which will be recognized over the life of the lease (i.e. straight-line over 15 years).
(d)	Year ended October 31, 2020 results include higher stock-based compensation expense related to senior management transitions, which does not impact the underlying cost structure of the company.
(e)	For the three months and year ended October 31, 2020, we incurred $0.3 million of professional fees related to FreshRealm and to the Loss on reserve for FreshRealm note receivable and impairment of investment.
(f)	In fiscal 2020, we incurred expenses related to the acquisition of SFFI Company, Inc. doing business as Simply Fresh Fruit (SFFI). SFFI is a processor and supplier of a broad line of fresh-cut fruit, principally serving the foodservice and hospitality markets. The acquisition closed on February 14, 2020.
(g)	For the three months and year ended October 31, 2020, we incurred $0.1 million related to rent paid for RFG corporate office space that we have vacated and plan to sublease.
(h)	In the fourth quarter of 2020 and 2019, we recorded a $0.6 million unrealized gain and a $1.5 million unrealized loss related to mark-to-market adjustments in the fair value of our investment in Limoneira (LMNR) common stock. For the year ended October 31, 2020 and 2019, we recorded $8.5 million and $9.7 million in unrealized losses related to these mark-to-market adjustments.
(i)	Tax impact of non-GAAP adjustments are based on the prevailing year-to-date tax rates in each period and adjusted for any one-time discreet items.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(in thousands except per share amounts)

The following table presents EBITDA and adjusted EBITDA, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended		Year ended
	October 31,		October 31,
	2020	2019	2020	2019

Net income (loss) attributable to Calavo Growers, Inc.	$6,227	$5,211	$(13,625)	$36,646
Interest Income	(65)	(874)	(1,998)	(2,675)
Interest Expense	145	101	877	948
Income taxes (benefit) provision	2,248	1,788	(4,292)	12,881
Depreciation & Amortization	4,243	4,113	16,093	13,633
Stock-Based Compensation (d)	918	885	4,487	3,593
EBITDA	$13,716	$11,224	$1,542	$65,026

Adjustments:
Non-cash net losses (income) recognized from unconsolidated entities (a)	(265)	2,138	6,110	14,082
Loss on reserve for FreshRealm note receivable and impairment of investment (b)	130	—	37,322	—
Net loss (gain) on Limoneira shares (f)	(588)	1,460	8,537	9,722
Professional expenses related to FreshRealm (e)	255	—	255	—
Gain on sale-Temecula packinghouse, net of sales commission (c)	—	—	—	(1,572)
RFG rent expense add back (g)	108	—	108	—
Acquisition costs - SFFI, Inc. (e)	—	—	510	—
Adjusted EBITDA	$13,356	$14,822	$54,384	$87,258
Adjusted EBITDA per share	$0.76	$0.84	$3.10	$4.96

See prior page for footnote references

Calavo Growers, Inc.

CALAVO GROWERS, INC.

OTHER INFORMATION (UNAUDITED)

(in thousands, except per pound amounts)

	Three months ended October 31,		Year ended October 31,
	2020	2019	2020	2019
Pounds of avocados sold	87,868	85,648	379,910	354,754
Pounds of processed avocado products sold	6,064	7,513	25,480	32,016
Average sales price per pound - avocados	$1.23	$1.57	$1.37	$1.60
Gross profit per pound - avocados	$0.10	$0.14	$0.11	$0.23
Average sales price per pound – processed avocado products	$2.85	$2.90	$2.84	$2.85
Gross profit per pound – processed avocado products	$0.77	$0.64	$0.82	$0.66